Exhibit (10)(ix)

November 9, 2004

Ms. Judy Sonnett

2225 Tremont Road

Columbus, OH 43221

Dear Judy,

It is a pleasure to confirm the details of your part time role and compensation package that was discussed with you.

As you move to a role more focused on people and organizational development your job title will be Director of Organizational Development reporting to the new VP Human Resources. It is expected that you will work 25 to 30 hours per week and commensurate with this change in role and schedule, your base salary will be adjusted to $175,000. You will continue to receive normal salary reviews during the March IMPACT cycle.

You will continue to participate in the 2005 Management Incentive Program with a 30% target. With this salary change, your 2005 target will be $52,500. Your actual payment will be in accordance with overall Borden Chemical financial performance and the terms of the plan.

You received a perquisite payment as the Vice President of Human Resources and participation in that program will remain with the position and the new person will participate in the perquisite program.

In accordance with the letter you received in May 2004, you will be provided with 12 months of severance if the company terminates your employment without cause. Should you voluntarily resign, you will forfeit this payment.

I am pleased that you will remain a key contributor to Borden Chemical and I am confident you will continue to make significant contributions to help build a stronger business in the years to come.

Please acknowledge receipt and acceptance of this offer by signing and dating, and then returning the original of this letter to me. If you have questions please feel free to contact me in the office or at home.

Sincerely,

Craig Morrison
Chief Executive Officer

Accepted:	/s/ Judy Sonnett	Date:	2/19/05
Judy Sonnett